UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 21, 2021

MEDMEN ENTERPRISES INC

(Exact name of registrant as specified in its charter)

British Columbia	000-56199	98-1431779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10115 Jefferson Boulevard, Culver City, CA 90232

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(424) 330-2082

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On November 21, 2021, MedMen Enterprises Inc. (the “Company”) provided notice to SierraConstellation Partners LLC (“SierraConstellation”) of its termination of the Transaction and Retention Bonus Award Agreement dated July 12, 2021 with SierraConstellation (the “Transaction Agreement”), which was originally entered into in connection with the appointment by the Board of Directors of the Company (the “Board”) of Tom Lynch as permanent Chief Executive Officer. As a result of the termination of the Transaction Agreement, the Board also terminated Mr. Lynch as Chief Executive Officer of the Company. The Management Support Agreement dated March 30, 2020, and amended on May 1, 2020, pursuant to which SierraConstellation provides interim management and restructuring support, continues to remain effective.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 21, 2021, in connection with the termination of the Transaction Agreement, the Board terminated Tom Lynch as Chief Executive Officer. On November 21, 2021, Tom Lynch also resigned as a director and Chairman of the Board of the Company, effective immediately. Mr. Lynch’s decision to resign was not the result of any dispute or disagreements with the Company on any matter relating to the Company's operation, policies (including accounting or financial policies) or practices. In connection with his termination, on November 21, 2021, the Company and Mr. Lynch entered into a Mutual Release and Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company agreed that 124,868 stock options with an exercise price of C$0.22 per share and 214,030 sock options with an exercise price of C$0.355 per share will continue to remain exercisable for a period of six months from the date of the Separation Agreement. Furthermore, 477,531 unvested Restricted Stock Units (“RSUs”) vested immediately and the remaining 1,432,591 RSUs were immediately terminated and forfeited.

On November 21, 2021, the Board of Directors of the Company appointed Michael Serruya, a current director, as interim Chief Executive Officer and Chairman of the Board. Michael Serruya, 57, has served as a director of the Company since August 2021 and was appointed pursuant to a Board Nomination Rights Agreement dated August 17, 2021 between the Company and S5 Holdings LLC. Mr. Serruya serves as Managing Director of Serruya Private Equity Inc. Previously, Mr. Serruya co-founded Yogen Früz Worldwide Inc., a global chain currently consisting of more than 1,400 locations, and co-founded CoolBrands International Inc. where from 1994 to 2000 he served as Chairman and Chief Executive Officer. CoolBrands was a leading consumer packaged goods company focused on frozen desserts, which included such brands as Weight Watchers, Eskimo Pie, Tropicana and Godiva Ice Cream. From 2013 to 2016, Mr. Serruya was Chairman and Chief Executive Officer of Kahala Brands, a multinational franchisor with over 1,400 stores globally. Kahala Brands owned Cold Stone Creamery, Taco Time and Blimpie Subs. From 2018 to 2021, Mr. Serruya was Chairman of Global Franchise Group, a multinational franchisor with over 800 stores globally. Global Franchise Group owned Round Table Pizza, Marble Slab Creamery, Hot Dog on a Stick, Pretzelmaker and MaggieMoo’s Ice Cream and Treatery.

Except for the Board Nomination Rights Agreement described above and the transactions related to the Company’s Senior Secured Convertible Credit Facility and the $100 Million equity investment that occurred in August 2021, described under “Certain Relationships and Related Transactions, and Director Independence” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2021, filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2021, there are no arrangements or understandings between Mr. Serruya and any other person pursuant to which he was appointed to serve as a director of the Company and Mr. Serruya does not have a direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Furthermore, as of October 25, 2021, Mr. Serruya indirectly beneficially owns approximately 44.9% of the Company’s Class B Subordinate Voting Shares through his ownership of S5 Holdings LLC as well as partial ownership of the general partner of Superhero Acquisition L.P., which is further described under “Security Ownership of Certain Beneficial Owners and Management” in the Company’s prospectus dated November 8, 2021 filed with the SEC on November 9, 2021 included as part of the registration statement on Form S-1 (File No. 333-253980 and 333-256912). There are no family relationships between Mr. Serruya and any director or executive officer of the Company.

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Item 7.01	Regulation FD Disclosure.

On November 22, 2021, the Company issued a press release, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and hereby furnished pursuant to this Item 7.01.

The information disclosed under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated November 22, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2021	MEDMEN ENTERPRISES INC

/s/ Reece Fulgham
By: Reece Fulgham
Its: Chief Financial Officer

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